REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933



                          LOUISIANA-PACIFIC CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          Delaware                                         93-0609074
  (STATE OF INCORPORATION)                     (IRS EMPLOYER IDENTIFICATION NO.)

          111 S.W. Fifth Avenue
          Portland, Oregon                                 97204
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                 (ZIP CODE)


             LOUISIANA-PACIFIC EXECUTIVE DEFERRED COMPENSATION PLAN
                            (FULL TITLE OF THE PLAN)


                             Anton C. Kirchhof, Jr.
                                    Secretary
                          Louisiana-Pacific Corporation
                              111 S.W. Fifth Avenue
                             Portland, Oregon 97204
                            Telephone (503) 221-0800
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                         CALCULATION OF REGISTRATION FEE

 ===========================================================================================
                                       PROPOSED MAXIMUM
       TITLE OF         AMOUNT TO BE    OFFERING PRICE   PROPOSED MAXIMUM     AMOUNT OF
   SECURITIES TO BE      REGISTERED     PER OBLIGATION       AGGREGATE     REGISTRATION FEE
      REGISTERED                                          OFFERING PRICE
 ===========================================================================================
       Deferred
     Compensation        $10,000,000         100%           $10,000,000         $2,780
    Obligations (1)
 ===========================================================================================

 (1)  The  Deferred  Compensation   Obligations  are  unsecured  obligations  of
   Louisiana-Pacific  Corporation to pay deferred  compensation in the future in accordance  with  the  terms  of  the  Louisiana-Pacific  Executive  Deferred
   Compensation Plan.

 ===========================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The following  documents  filed by the registrant  with the Securities and
Exchange   Commission  are  incorporated  by  reference  in  this   registration
statement:

            (a) The registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

            (b) The registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, and June 30, 1999.

            (c) The registrant's Current Report on Form 8-K filed on March 5, 1999 to report that Striper Acquisition, Inc. ("Striper"), a wholly owned subsidiary of the registrant, merged with and into ABT Building Products Corporation ("ABT") pursuant to an Agreement and Plan of Merger dated as of January 19, 1999 among the registrant, Striper, and ABT.

            (d) The registrant's Current Report on Form 8-K filed on August 18, 1999 to report that the registrant had entered into an amended and restated agreement with Le Groupe Forex, Inc., a Quebec company ("Forex"), providing for a tender offer by the registrant or a wholly owned subsidiary of the registrant for all outstanding shares of Forex.

            (e) The  description  of the  registrant's  Common Stock included as
            Exhibit 99.1 to the registrant's Report on Form 8-K filed May 26, 1998.

            (f) The description of preferred share purchase rights contained in the registrant's Registration Statement on Form 8-A filed May 26, 1998.


      All documents filed by the registrant subsequent to those listed above pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

      Under the Louisiana-Pacific Executive Deferred Compensation Plan (the "Plan"), the registrant will provide eligible employees with the opportunity to enter into agreements for the deferral of a specific percentage or dollar amount of their salary and bonus. The obligations of the registrant under such agreements (the "Obligations") will be unsecured general obligations of the registrant to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the registrant from time to time outstanding. The Obligations will be denominated and be payable in United States dollars.

      The amount of compensation to be deferred by each participating employee (each, a "Participant") will be determined in accordance with the Plan based on elections from time to time by each Participant. Each Obligation will be payable on a date or dates selected by each Participant in accordance with the terms of the Plan. The Obligations will be indexed to one or more Earnings Indices individually chosen by each Participant from time to time from a list of investment media. Each Participant's Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected Earnings Indices, including any appreciation or depreciation. In addition, the registrant will match the first 7 percent of base salary deferred by each Participant by allocating that amount to the Participant's account under the Plan. A Participant's

                                     -II-1-
interest in such matching contributions will be fully vested at age 65, upon death, disability or termination within 24 months following a change in control, or upon completion of two years of service.

      The registrant has established a Rabbi trust in which assets have been placed representing a significant portion of the benefits payable to Participants, which will be available to pay benefits if the registrant fails to pay in accordance with the Plan for any reason other than insolvency. The trust may not be amended in any way that diminishes the rights or security of Participants without approval by 60% of the Participants in number and by Participants holding 60% of the Obligations in dollar amount. In the event of the registrant's insolvency or bankruptcy, the assets of the trust will be available to satisfy the claims of the registrant's general unsecured creditors, including the Participants. The trust assets have been invested in corporate owned life insurance contracts purchased on eligible Participants. The insurance proceeds are payable to the trust; Participants have no rights to the insurance policies or the proceeds thereof.

      A Participant's right or the right of any other person to the Obligations cannot be assigned, sold, mortgaged, transferred, pledged, anticipated, hypothecated, encumbered, or conveyed except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgment, alimony, or separate maintenance or be transferable by operation of law in the event of the bankruptcy or insolvency of a Participant or any other person.

      The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant or pursuant to withdrawal or call as provided in the Plan, subject to any penalties or restrictions imposed in connection with early withdrawals for financial hardship or otherwise. The registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination may adversely affect the right of a Participant to the amount accrued in his or her deferred account as of the date of such amendment or termination.

      The Obligations are not convertible into another security of the registrant. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers, or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

Item 5.  Interests of Named Experts and Counsel.

            Not applicable.

Item 6.  Indemnification of Directors and Officers.

      Indemnification

      The registrant's certificate of incorporation generally provides that its directors will have no personal liability to the registrant or its stockholders for monetary damages resulting from breaches of their fiduciary duties. However, the directors nonetheless remain liable for breaches of their duty of loyalty to the registrant and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit.

      Section 174 of the Delaware General Corporation Law ("Law") provides that any director against whom a claim shall be successfully asserted under said section for an unlawful payment of a dividend or an unlawful stock purchase or redemption in certain circumstances shall be entitled to be subrogated to the rights of the corporation against stockholders who received the dividend on, or assets for the sale or redemption of, their stock with knowledge that the same was unlawful. Said section also provides that any such director shall be entitled to contribution from the other directors who voted for or concurred in the unlawful dividend, stock purchase, or redemption.

                                     -II-2-

      The registrant's certificate of incorporation and bylaws provide that the registrant shall indemnify its officers and directors to the full extent permitted by Section 145 of the Law, as amended from time to time. Said Section 145 authorizes a corporation, under certain conditions, to indemnify each person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), against certain expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative in which he was or is a party or is threatened to be made a party by reason of being or having been such director, officer, employee, or agent. In addition to the indemnification authorized by Section 145 of the Law, the registrant's bylaws provide that the registrant shall indemnify any natural person (not including non-employee lawyers, accountants, actuaries, investment advisers, or arbitrators acting in such capacity) who is or was serving in a fiduciary capacity with respect to one of the registrant's employee benefit or welfare plans or who is or was performing any service or duty on behalf of the registrant with respect to such a plan, against all expenses, judgments, fines, and amounts paid in settlement incurred by such person in connection with any action or proceeding arising out of such service or performance, to the extent such expenses and amounts are insurable but not covered by collectible insurance or otherwise indemnified. Such indemnification shall not be available to any person who participated in or knowingly failed to take appropriate action with respect to any violation of any responsibilities or obligations imposed upon fiduciaries by law, knowing such to be a violation of such responsibilities or obligations.

      Insurance

      The registrant maintains directors' and officers' liability insurance under which the registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them based upon their acts or omissions in such capacities.


Item 7.  Exemption from Registration Claimed.

      Not applicable.

Item 8.  Exhibits.

      The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-6.


Item 9.  Undertakings.

      (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                                     -II-3-

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.


         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.

                                     -II-4-

                                   SIGNATURES

The Registrant.
--------------

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, state of Oregon, on the 23rd day of September, 1999.

                                  LOUISIANA-PACIFIC CORPORATION
                                  (Registrant)


                                  By /s/ Curtis M. Stevens
                                      Curtis M. Stevens
                                      Vice President, Treasurer and Chief
                                      Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 23rd day of September, 1999.

                  Signature                     Title
                  ---------                     -----

      (1)  Principal Executive Officer and Director


       MARK A. SUWYN*             Chairman of the Board, Chief Executive
                                  Officer and Director


      (2)  Principal Financial and Accounting Officer:


      /s/ Curtis M. Stevens       Vice  President, Treasurer and Chief
      Curtis M. Stevens           Financial Officer

      (3)    A majority of the Board of Directors:

      JOHN W. BARTER*             Director
      WILLIAM C. BROOKS*          Director
      ARCHIE W. DUNHAM*           Director
      PAUL W. HANSEN*             Director
      DONALD R. KAYSER*           Director
      PATRICK F. McCARTAN*        Director
      LEE C. SIMPSON*             Director

      *By /s/ Curtis M. Stevens
            Curtis M. Stevens
            Attorney-in-fact

                                     -II-5-

                                INDEX TO EXHIBITS


4    Louisiana-Pacific Executive Deferred Compensation Plan.

5 Opinion of Miller, Nash, Wiener, Hager & Carlsen LLP as to the legality of the securities being registered.

23.1 Consent of Deloitte & Touche LLP.

23.2 Consent of Arthur Andersen LLP.

23.3 Consent of Miller,  Nash, Wiener,  Hager & Carlsen LLP (included in Exhibit
     5).

24   Power of attorney of certain officers and directors.


---------------
     Other exhibits listed in Item 601 to Regulation S-K are not applicable.

                                     -II-6-